UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2006

360 GLOBAL WINE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	0-50092	98-0231440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25200 Arnold Drive, Sonoma, California 95476
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 934-4039

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.02 Termination of a Material Definitive Agreement.

See disclosure under Item 8.01 below.

Section 8 - Other Events
Item 8.01 Other Events.

On Thursday, September 21, 2006, Larry Kirkland, the Manager of Kirkland Knightsbridge LLC (“KKLLC”), a California limited liability company in which 360 Global Wine Company historically had a 50% equity interest, caused KKLLC to file a voluntary petition for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, as well as a petition for the Kirkland Cattle Company, an enterprise listed as an affiliate of KKLLC. Mr. Kirkland asserted in the “Resolution Authorizing Filing Of Petition For Relief By Limited Liability Company” that was filed with the Court in connection with the Petition that the Company had defaulted on its obligations to KKLLC and the other member, as a result of which all of the Company’s Membership Units in KKLLC were transferred to KKLLC, “leaving Kirkland Ranch, LLC as the sole member of Kirkland Knightsbridge, LLC.”

The Company was not consulted by Mr. Kirkland prior to the filing. As of the date of this Current Report, the Company has not reached any definitive conclusions as to the legal or business effects of Mr. Kirkland’s assertions in the Resolution or of the voluntary petition, whether Mr. Kirkland possessed the legal authority to execute the Resolution or the Bankruptcy Petition on behalf of KKLLC, whether the Company remains an owner of any interest in KKLLC, and whether the Company has any further financial or other obligations to KKLLC, Kirkland Ranch, LLC, or to Mr. Kirkland, his affiliates, and any related parties.

According to the petition, the Company is among the 20 largest creditor of KKLLC and, in that context, intends to exercise all of its rights as a creditor of KKLLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2006	360 GLOBAL WINE COMPANY

	By:	/s/ Joel Shapiro
Joel Shapiro
Chief Executive Officer